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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 5, 1999, except for Note 2 as to which the date is August 24, 1999, Note 19 as to which the date is October 18, 1999, and Note 20 as to which the date is December 16, 1999, relating to the financial statements of Telaxis Communications Corporation (formerly known as Millitech Corporation), which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP
Hartford, Connecticut

January 10, 2000